As filed with the Securities and Exchange Commission on June 2, 2009

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

THE ORCHARD ENTERPRISES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-3365526
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

23 East 4th Street, 3rd Floor
New York, New York 10003

(Address, Including Zip Code, of Each Registrant’s Principal Executive Offices)

The Amended and Restated Orchard Enterprises, Inc. 2008 Stock Plan

(Full Title of the Plan)

Alexis H. Shapiro, Esq.
Senior Vice President, General Counsel and Secretary
23 East 4th Street, 3rd Floor
New York, New York 10003
(212) 201-9280

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Services)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	1,316,667 shares	$2.35	$3,094,167.45	$173.00

(1)	This registration statement shall also cover any additional shares of common stock which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization, merger, consolidation or reorganization of or by the registrant which results in an increase in the number of the registrant’s outstanding shares of common stock or shares issuable pursuant to awards granted under the Plan.
(2)	Estimated for the sole purpose of determining the registration fee. Pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, the proposed maximum offering price per share is calculated based upon the average of the high and low selling prices, as reported by the Nasdaq Global Market, of the common stock of the registrant on May 28, 2009.

Pursuant to Rule 429 of the General Rules and Regulations under the Securities Act, the prospectus related to this registration statement will be used in connection with the offer and sale of common stock of the registrant previously registered under the registrant's Registration Statements on Form S-8 (Registration Nos. 333-131704 and 333-140313).

EXPLANATORY NOTE

This registration statement relates to the registration of 1,316,667 additional shares of the common stock, par value $0.01 per share (the “Common Stock”), of The Orchard Enterprises, Inc. (the “Company”) available for delivery under the Amended and Restated Orchard Enterprises, Inc. 2008 Stock Plan (the “Plan”). Pursuant to General Instruction E of Form S-8, this registration statement hereby incorporates by reference, the contents of the Company’s Registration Statement on Form S-8 (File No. 333-131704) filed with the Securities and Exchange Commission (“SEC”) on February 9, 2006 and the contents of the Company’s Registration Statement on Form S-8 (File No. 333-140313) filed with the SEC on January 30, 2007 relating to the Plan, except as the same may be modified by the information set forth herein.

The number of shares of Common Stock of the Company available for delivery under the Plan is subject to an automatic annual increase on the first day of each fiscal year of the Company equal to the lesser of: (i) 250,000 shares; (ii) 5% of the number of shares of our Common Stock outstanding on that day; or (iii) such other lesser amount as the Board of Directors may determine. Notwithstanding the previous sentence, and as approved by stockholders at the 2009 Annual Meeting of Stockholders, on the first day of fiscal year 2010, the number of shares available for issuance will be increased by 400,000 shares. This registration statement registers the (i) 133,333 additional shares of Common Stock resulting from the automatic annual increase for fiscal year 2008; (ii) 333,334 additional shares of Common Stock resulting from the increase in the number of shares as to which awards may be granted under the Plan that was approved by stockholders at the 2008 Annual Meeting of Stockholders; (iii) 250,000 additional shares of Common Stock resulting from the automatic annual increase for fiscal year 2009; (iv) 400,000 additional shares of Common Stock resulting from the automatic annual increase for fiscal year 2010; and (v) 200,000 additional shares of Common Stock resulting from the increase in the number of shares as to which awards may be granted under the Plan that was approved by stockholders at the 2009 Annual Meeting of Stockholders.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents previously filed with the SEC are incorporated by reference in this registration statement:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the SEC on March 30, 2009 (including the portions of the Company’s Definitive Proxy Statement for the 2009 Annual Meeting of Stockholders, as filed with the SEC on April 29, 2009, incorporated by reference therein);

(b) The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, as filed with the SEC on May 15, 2009;

(c) The Company’s Current Reports on Form 8-K filed with the SEC on February 5, 2009, February 11, 2009 (specifically excluding the information furnished under Item 7.01 and the exhibit furnished thereto) and April 30, 2009; and

(d) The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A (File No. 000-51761), filed with the SEC on January 27, 2006, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not constitute a part of this registration statement, except as so modified or superseded.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Alexis H. Shapiro, Esq., who has given her opinion about certain legal matters affecting the shares of the Company’s Common Stock covered by this registration statement, is Senior Vice President, General Counsel and Secretary of the Company. Ms. Shapiro is eligible to participate in the Plan, in accordance with the terms of the Plan.

Item 6. Indemnification of Directors and Officers

Article VII of our Amended and Restated Certificate of Incorporation and Article IX of our Second Amended and Restated Bylaws require indemnification to the fullest extent permitted by the Delaware General Corporation Law of each person that such law grants us the power to indemnify.

The General Corporation Law of Delaware provides that directors, officers, employees or agents of Delaware corporations are entitled, under certain circumstances, to be indemnified against expenses (including attorneys’ fees) and other liabilities actually and reasonably incurred by them in connection with any suit brought against them in their capacity as a director, officer, employee or agent, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. This statute provides that directors, officers, employees and agents may also be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by them in connection with a derivative

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suit brought against them in their capacity as a director, officer, employee or agent, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

We have entered into an indemnity agreement with one of our directors, which generally provides for the indemnity of the director and the mandatory advancement and reimbursement of reasonable expenses (subject to limited exceptions) incurred in various legal proceedings in which he may be involved by reason of his service as a director of the Company to the extent permitted by Delaware law.

In addition, we maintain directors’ and officers’ liability insurance to insure our liability under the above-described provisions of our Certificate of Incorporation and Bylaws and to cover us and our officers and directors for certain liabilities and defense costs, including those arising from claims under the securities laws.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit	Description
4.1	The Amended and Restated Orchard Enterprises, Inc. 2008 Stock Plan (incorporated by reference to Annex A to the Company’s definitive Proxy Statement for the 2009 Annual Meeting, as filed with the SEC on April 29, 2009).
5.1	Opinion of Alexis H. Shapiro, Senior Vice President, General Counsel and Secretary.*
23.1	Consent of Marcum LLP (formerly Marcum & Kliegman LLP), Independent Registered Public Accounting Firm.*
23.2	Consent of Alexis H. Shapiro (included in Exhibit 5.1).*
24	Powers of Attorney (incorporated by reference to Exhibit 24 to Post-Effective Amendment No. 1 to the Company’s Registration Statement on Form S-8 (Registration No. 333-131704), as filed with the SEC on June 2, 2009).

*	filed herewith

Item 9. Undertakings

The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to

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the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 2nd day of June, 2009.

THE ORCHARD ENTERPRISES, INC.

By:	/s/ Greg Scholl Greg Scholl President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed on the 2nd day of June, 2009 by the following persons in the capacities indicated.

Signature	Title
Greg Scholl*	President, Chief Executive Officer and Director (principal executive officer)
Nathan Fong*	Chief Financial Officer (principal financial and accounting officer)
Michael Donahue*	Chairman of the Board and Director
David Altschul*	Director
Viet Dinh*	Director
Nate Peck*	Director
Danny Stein*	Director
Joel Straka*	Director
* By: /s/ Alexis Shapiro (Alexis Shapiro, Attorney-in-fact)**
**	By authority of the powers of attorney filed as Exhibit 24 to this Registration Statement.

EXHIBIT INDEX

Exhibit Number	Description
4.1	The Amended and Restated Orchard Enterprises, Inc. 2008 Stock Plan (incorporated by reference to Annex A to the Company’s definitive Proxy Statement for the 2009 Annual Meeting, as filed with the SEC on April 29, 2009).
5.1	Opinion of Alexis H. Shapiro, Senior Vice President, General Counsel and Secretary.*
23.1	Consent of Marcum LLP (formerly Marcum & Kliegman LLP), Independent Registered Public Accounting Firm.*
23.2	Consent of Alexis H. Shapiro (included in Exhibit 5.1).*
24	Powers of Attorney (incorporated by reference to Exhibit 24 to Post-Effective Amendment No. 1 to the Company’s Registration Statement on Form S-8 (Registration No. 333-131704), as filed with the SEC on June 2, 2009).

*	filed herewith